Exhibit 99.1

[Extended Stay America, Inc. logo]
For Immediate Release	For More Information, Contact:
Corry W. Oakes, III, President & COO
(864) 573-1615
Andrew D. Perlman, Vice President- Revenue Management
(864) 573-1630

EXTENDED STAY AMERICA, INC.
RELEASES FOURTH QUARTER, 2003 FINANCIAL REPORT AND
ANNOUNCES QUARTERLY CASH DIVIDEND TO STOCKHOLDERS

Spartanburg, SC – January 27, 2004 – Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today announced that its Board of Directors declared a cash dividend of $0.04 per share payable on February 24, 2004, to stockholders of record on February 9, 2004.  The Company also reported the results of its operations for the three months and twelve months ended December 31, 2003. Although REVPAR (revenue per available room) started to improve in December, the impact on business travel resulting from a weakened U.S. economy, coupled with our accelerated pace of reinvesting in our mature properties, yielded net income for the fourth quarter of 2003 of $3.7 million, or $0.04 per diluted share, compared with $7.4 million, or $0.08 per diluted share, for the same quarter of last year.

Net income for the twelve months ended December 31, 2003 was $0.42 per diluted share compared with $0.59 per diluted share for the same period of last year.  Net income for the twelve months ended December 31, 2002 includes benefits associated with one-time rental contracts of approximately $1.2 million ($0.01 per diluted share) at the three properties in Salt Lake City, Utah that benefited from one-time rental contracts during the 2002 Winter Olympics (the “Olympic Properties”) and a reduction in the Company’s estimated annual effective income tax rate of approximately $3.0 million ($0.03 per diluted share).  We generated net cash from operating activities of $145.8 million during 2003, compared to $164.0 million in 2002.

Revenue for the fourth quarter was $130.3 million, an increase of 3% compared to the fourth quarter of 2002.  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $46.3 million (36% of revenue) for the quarter.  Property level EBITDA, including 21 hotels that were open for less than one year at the beginning of the quarter or that were opened during the quarter, was 46% of revenue or $59.9 million for the quarter, compared to 51% of revenue or $64.3 million for the same quarter of 2002.  Property level EBITDA does not include corporate operating and site selection expenses of $13.6 million (10% of revenue) for the quarter, compared to $12.5 million (10% of revenue) for the fourth quarter of 2002.

The Company realized an overall decrease in REVPAR of 1.2% with average occupancies of 60% and average weekly room rates of $324 for the fourth quarter of 2003, as compared to average occupancies of 60% and average weekly room rates of $327 for the fourth quarter of 2002.  Average occupancy rates for Crossland, EXTENDED STAYAMERICA, and StudioPLUS were 62%, 61%, and 57%, respectively, while average weekly room rates were $220, $338, and $330, respectively, for the fourth quarter of 2003.  The Company experienced positive REVPAR of 0.5% in December from its comparable hotels, consisting of the 389 properties opened for at least one year at the beginning of 2002, excluding the Olympic Properties.

Comparable hotels realized the following percentage changes in the components of REVPAR for the fourth quarter of 2003 as compared with the fourth quarter of 2002:

	Crossland	EXTENDED STAYAMERICA	StudioPLUS	Total
Comparable Hotels	39	257	93	389
Occupancy	1.9%	(0.7)%	(2.6)%	(0.7)%
Average Weekly Rate	(0.1)%	(0.6)%	(1.5)%	(0.8)%
REVPAR	1.8%	(1.3)%	(4.1)%	(1.6)%

The Company opened 2 EXTENDED STAYAMERICA hotels during the quarter, resulting in a total of 472 operating hotels (39 Crossland Economy Studios, 338 EXTENDED STAYAMERICA, and 95 StudioPLUS) as of December 31, 2003.  For the year, the Company opened 17 hotels with total costs of $134 million.  In addition, the Company had 11 EXTENDED STAYAMERICA hotels under construction as of December 31, 2003 with total estimated development costs of $96 million.  The Company expects to open the 11 hotels currently under construction by opening 3 hotels in the first quarter, 6 hotels in the third quarter and 2 hotels in the fourth quarter of 2004.

At December 31, 2003, the Company had 22 sites for which it holds purchase options and had acquired 2 parcels for future development.  The Company will continue to seek the necessary approvals and permits for these sites and for additional sites, and may acquire additional parcels of real estate for future development.  Construction will commence as soon as possible within the constraints of the Company’s amended credit agreement and contingent upon a number of factors, including continued improvements in the overall U.S. economy, in demand for lodging products in the overall lodging industry, and in demand for the Company’s extended stay lodging products.  Assuming recent trends continue through 2004, the Company currently intends to commence construction on 18 sites.  We expect to spend $155 million in 2004 to complete construction on the sites currently under development and on the construction related to the 18 planned starts.

As of December 31, 2003, the Company had invested approximately $2.7 billion in its 472 open hotels and had invested approximately $71 million in its hotels currently under development.  The Company had cash balances of approximately $16.0 million and had outstanding loans of $1.13 billion, leaving $200 million committed and available under its credit facilities at December 31, 2003.

While the Company believes that continued improvements in the U.S. economy will result in increased demand for its products, it is difficult to assess the timing and magnitude of such improvements. Based on trends experienced in the fourth quarter and thus far in January, the Company currently anticipates that REVPAR for its comparable hotels will be flat or decline by up to 2% for the first quarter of 2004 when compared to the prior year.  Assuming occupancy improves at a moderate rate throughout the remainder of 2004, the Company would realize REVPAR growth of 2% to 4% for the year.  Based on these operating assumptions and reflecting our increased pace of re-investment in our mature properties, earnings for the first quarter in the range of $(0.01) to $0.01 per diluted share and annual earnings for 2004 in the range of $0.34 to $0.40 per diluted share would be expected.  We would also expect to generate $153.0 million in net cash provided by operating activities in 2004.

George D. Johnson, Jr., CEO, commented: “We are pleased to announce the payment of a quarterly dividend to our stockholders.  Although we anticipate the need to retain much of the Company’s cash for continued growth, we believe that paying dividends within the limitations of the Company’s financing arrangements should not delay our current development plans.  The recent positive REVPAR trends in the industry and the positive REVPAR we experienced in December are an encouraging signal of increasing demand for lodging products.  We are also encouraged by growth in GDP and are cautiously optimistic that job growth will soon follow.  We continue to generate significant cash flow from operations.  Our occupancy rates continue to exceed those of the overall lodging industry, and our property operating margins continue to exceed 50%.  In spite of the short-term impact on margins, we continue to accelerate our pace of re-investing in our mature properties in anticipation of a recovery.  We remain extremely confident in our business model and the long-term prospects for extended stay lodging.”

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.

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EXTENDED STAY AMERICA, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Revenue	$130,303	$126,852	$549,720	$547,910
Property operating expenses	70,406	62,524	273,633	252,427
Property operating income	59,897	64,328	276,087	295,483
Corporate operating and property management expenses	13,609	12,478	51,238	48,833
Income before interest, income taxes, depreciation, and amortization	46,288	51,850	224,849	246,650
Depreciation and amortization	20,208	20,034	80,433	78,815
Interest expense, net	20,071	19,764	78,257	79,176

Income before income taxes	6,009	12,052	66,159	88,659
Provision for income taxes	2,344	4,701	25,803	31,554
Net income	$3,665	$7,351	$40,356	$57,105

Net income per common share – Basic	$0.04	$0.08	$0.42	$0.61
Net income per common share – Diluted	$0.04	$0.08	$0.42	$0.59

Weighted average shares:
Basic	97,125	93,862	95,161	93,689
Effect of dilutive options	2,010	1,924	1,769	2,853
Diluted	99,135	95,786	96,930	96,542

EXTENDED STAY AMERICA, INC.

Reconciliation of Net Cash Provided by Operating Activities to
Earnings Before Interest, Income Taxes, Depreciation, and Amortization (Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net cash provided by operating activities	$12,396	$13,235	$145,784	$164,039
Interest expense, net	20,071	19,764	78,257	79,176
Provision for income taxes	2,344	4,701	25,803	31,554
Amortization of deferred loan costs included in interest expense	(1,220)	(1,073)	(4,618)	(4,201)
Change in deferred income tax	(2,533)	(4,886)	(19,902)	(20,963)
Changes in other operating assets and liabilities	15,230	20,109	(475)	(2,955)
EBITDA	$46,288	$51,850	$224,849	$246,650